News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2018 RESULTS
Q4’18: Net Sales +3%; Organic Sales +1%; Diluted Net EPS $0.72, -12%; Core EPS $0.94, +11%
FY’18: Net Sales +3%; Organic Sales +1%; Diluted Net EPS $3.67, -34%; Core EPS $4.22, +8%
CINCINNATI, July 31, 2018 - The Procter & Gamble Company (NYSE:PG) reported fourth quarter fiscal year 2018 net sales of $16.5 billion, an increase of three percent versus the prior year period. Organic sales increased one percent for the quarter driven by a three percent increase in organic shipment volume. Diluted net earnings per share were $0.72, a decrease of 12% versus the prior year period due to higher non-core restructuring charges and early debt extinguishment costs. Core earnings per share were $0.94, an increase of 11% versus the prior year period. The Company generated $4.2 billion of operating cash flow in the quarter, with adjusted free cash flow productivity of 158%.
For fiscal year 2018, net sales were $66.8 billion, a three percent increase versus the prior year. Organic sales increased one percent for the year driven by a two percent increase in organic shipment volume. Diluted net earnings per share were $3.67, a decrease of 34% versus the prior year primarily due to the Beauty Brands divestiture gain in the base period. Core earnings per share were $4.22, an increase of eight percent versus the prior year period. The Company generated $14.9 billion of operating cash flow in fiscal 2018, with adjusted free cash flow productivity of 104%. P&G returned approximately $14.3 billion of value to shareowners in fiscal 2018 through the combination of $7.3 billion of dividend payments and $7.0 billion of direct share repurchases.
“We made important progress in fiscal 2018,” said David Taylor, Chairman, President and Chief Executive Officer. “We delivered strong volume and consumption growth, market share trends improvement, Core EPS and cash generation results above going-in targets, albeit with organic sales slightly below target. We are operating in a very dynamic environment affecting the cost of operations and consumer demand in our categories and against highly capable competitors. We will accelerate change in the organization and culture to meet these challenges. We will continue to drive cost and cash productivity improvements, and we will invest in the superiority of our products, packages and demand creation programs. All of these efforts are aimed at delivering balanced top-line and bottom-line growth that creates shareholder value over the short, mid and long term.”
April - June 2018 Quarter Discussion
Net sales in the April - June quarter were $16.5 billion, an increase of three percent versus the prior year period including a two percent positive impact from foreign exchange. Organic sales increased one percent on a three percent increase in organic volume. All-in volume increased two percent. Pricing reduced net sales by two percent due primarily to increased merchandising investments.

April - June 2018 Net Sales Drivers (1)	Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales	Organic Volume	Organic Sales
Beauty	4%	3%	—%	3%	—%	10%	4%	7%
Grooming	(1)%	2%	(3)%	1%	—%	(1)%	(1)%	(3)%
Health Care	4%	3%	(2)%	(1)%	—%	4%	4%	1%
Fabric & Home Care	4%	2%	(3)%	—%	—%	3%	5%	2%
Baby, Feminine & Family Care	—%	1%	(1)%	(1)%	(1)%	(2)%	—%	(2)%
Total P&G	2%	2%	(2)%	—%	1%	3%	3%	1%

(1)	Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.

(2)	Other includes the sales mix impact of acquisitions and divestitures, the impact of India Goods and Services Tax implementation and rounding impacts necessary to reconcile volume to net sales.

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Beauty segment organic sales increased seven percent versus year ago. Skin and Personal Care organic sales increased double digits driven by product and packaging innovation, increased investments to strengthen consumer communication and positive product mix from the disproportionate growth of the super-premium SK-II brand and Olay Skin Care. Hair Care organic sales increased mid-single digits due to product innovation and improved retail execution.

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Grooming segment organic sales decreased three percent. Shave Care organic sales decreased low single digits due to investments to improve consumer and customer value, primarily in the North America region. Appliances organic sales decreased low single digits due to trade inventory reductions.

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Health Care segment organic sales increased one percent for the quarter. Oral Care organic sales increased low single digits due to product innovation, partially offset by the reversal of a U.S. toothpaste list price increase taken last year. Personal Health Care organic sales increased low single digits driven by higher shipments and increased pricing.

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Fabric & Home Care segment organic sales increased two percent for the quarter. Fabric Care organic sales increased low single digits driven by product innovation and improved retail execution, partially offset by increased investments in consumer and customer value. Home Care organic sales were unchanged.

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Baby, Feminine & Family Care segment organic sales decreased two percent versus prior year. Baby Care organic sales decreased high single digits due to market contraction in certain markets in the Middle-East, Africa and Latin America, volume declines following reduced deep-discounting by retailers versus the prior year period and consumer value investments to restore competitiveness, primarily on the Luvs brand. Feminine Care organic sales increased low single digits due to innovation and favorable product mix from the disproportionate growth of Always Discreet. Family Care organic sales increased low single digits due to product innovation and improved retail execution, partially offset by negative pack-size mix.

Diluted net earnings per share were $0.72, a decrease of 12% versus the prior year primarily due to higher non-core restructuring charges and early debt retirement costs. Core earnings per share were $0.94, an increase of 11% versus the prior year driven primarily by the increase in net sales, a lower core effective tax rate and reduction in shares outstanding, partially offset by a lower core operating profit margin. Excluding the impact of foreign exchange, currency-neutral core earnings per share increased 12%.
Reported gross margin decreased 310 basis points, including 170 basis points due to higher non-core restructuring charges. Core gross margin declined 140 basis points, including 40 basis points of negative foreign exchange impacts. On a currency-neutral basis, core gross margin decreased 100 basis points, as 270 basis points of manufacturing cost savings were more than offset by 110 basis points of commodity and shipping cost increases, 80 basis points of unfavorable pricing impacts, 60 basis points of product and packaging and innovation start-up investments and 120 basis points of unfavorable mix and other impacts.
Selling, general and administrative expense (SG&A) as a percentage of sales declined approximately 90 basis points on a reported basis versus the prior year, including approximately 20 basis points of higher non-core restructuring charges. Core SG&A as a percentage of sales declined 120 basis points, including approximately 20 basis points of negative foreign exchange impacts. On a currency-neutral basis, core SG&A declined 130 basis points versus the prior year driven primarily by 80 basis points of productivity savings from the combination of overheads and non-working advertising spending (agency fee and advertising production costs). Working media spending increased as a percentage of sales versus prior year.
Reported operating profit margin decreased 210 basis points. Core operating profit margin decreased 30 basis points versus the prior year, including approximately 60 basis points of negative foreign exchange impacts. On a currency-neutral basis, core operating profit margin improved 30 basis points. Total productivity cost savings were 350 basis points for the quarter.
Fiscal Year 2018 Results
Fiscal year 2018 net sales were $66.8 billion, an increase of three percent versus the prior year, including a two percent positive impact from foreign exchange. Organic sales grew one percent on a two percent increase in organic volume. Diluted net earnings per share were $3.67, a decrease of 34% versus the prior year, primarily due to the Beauty brands divestiture gain in the base period. Core earnings per share were $4.22, an increase of eight percent. Excluding the impact of foreign exchange, currency-neutral core earnings per share increased six percent for the year.
Operating cash flow was $14.9 billion for the year. Adjusted free cash flow productivity was 104%. In total, the Company returned $14.3 billion in value to shareholders via $7.3 billion in dividends paid to shareholders and $7 billion of common stock repurchase. P&G announced a four percent increase to the quarterly dividend in April, making this the 62nd consecutive year of dividend increases.
Fiscal Year 2019 Guidance
The Company is projecting organic sales growth in the range of two to three percent for fiscal year 2019. P&G estimates all-in sales growth in the range of in-line to up one percent for fiscal 2019, including a headwind of about two percent from the combination of foreign exchange and acquisitions & divestitures. P&G expects core earnings per share growth of three to eight percent for fiscal 2019 versus core EPS of $4.22 in fiscal 2018. At the midpoint of the range, fiscal 2019 Core EPS guidance is $4.45. This outlook includes an estimated $0.9 billion headwind from foreign exchange and higher commodity costs. P&G expects the core effective tax rate for fiscal 2019 to be in the range of 19% to 20%. The benefit from a lower tax rate is expected to be offset by higher net interest expense and lower non-operating income. The Company said that GAAP earnings per share are expected to increase 16% to 23% versus fiscal year 2018 GAAP EPS of $3.67, as the prior year includes non-recurring costs related to the U.S. Tax Act and early debt extinguishment, and fiscal 2019 includes a non-core gain from the termination of PGT Health Care joint venture with Teva Pharmaceuticals.
The Company expects adjusted free cash flow productivity of 90% or better for fiscal 2019. P&G expects to pay over $7 billion in dividends and repurchase up to $5 billion of common shares.
P&G expects organic sales and core EPS for the second half of fiscal 2019 to be stronger than the first half as higher commodity costs and foreign exchange headwinds are mitigated with pricing and productivity savings build throughout fiscal 2019. The Company noted that it is in the process of executing a line-average four percent price increase on its Pampers brand in North America and recently began notifying retailers of a five percent average list price increase on its Bounty, Charmin and Puffs brands.

Forward-Looking Statements
Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.
Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to affect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters and acts of war or terrorism; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials, and costs of labor, transportation, energy, pension and healthcare;  (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third-party relationships, such as our suppliers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third party information technology systems, networks and services, and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political conditions (including the United Kingdom’s decision to leave the European Union) and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, intellectual property, antitrust, data protection, tax, environmental, and accounting and financial reporting) and to resolve pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations including maintaining our intended tax treatment of divestiture transactions; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; and (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited.  For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.
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P&G Media Contacts:
Damon Jones, 513.983.0190
Jennifer Corso, 513.983.2570
P&G Investor Relations Contact:
John Chevalier, 513.983.9974

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Earnings Information
	Three Months Ended June 30			Twelve Months Ended June 30
	2018	2017	% Chg	2018	2017	% Chg
NET SALES	$16,503	$16,079	3%	$66,832	$65,058	3%
Cost of products sold	9,029	8,299	9%	34,268	32,535	5%
GROSS PROFIT	7,474	7,780	(4)%	32,564	32,523	—%
Selling, general and administrative expense	4,797	4,831	(1)%	18,853	18,568	2%
OPERATING INCOME	2,677	2,949	(9)%	13,711	13,955	(2)%
Interest expense	136	116	17%	506	465	9%
Interest income	63	48	31%	247	171	44%
Other non-operating income/(expense), net	(315)	46	(785)%	(126)	(404)	(69)%
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,289	2,927	(22)%	13,326	13,257	1%
Income taxes on continuing operations	399	725	(45)%	3,465	3,063	13%
NET EARNINGS FROM CONTINUING OPERATIONS	1,890	2,202	(14)%	9,861	10,194	(3)%
NET EARNINGS FROM DISCONTINUED OPERATIONS	—	—	N/A	—	5,217	(100)%
NET EARNINGS	1,890	2,202	(14)%	9,861	15,411	(36)%
Less: Net earnings/(loss) attributable to noncontrolling interests	(1)	(13)	N/A	111	85	31%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$1,891	$2,215	(15)%	$9,750	$15,326	(36)%

EFFECTIVE TAX RATE	17.4%	24.8%		26.0%	23.1%

BASIC NET EARNINGS PER COMMON SHARE: (1)
Earnings from continuing operations	$0.73	$0.84	(13)%	$3.75	$3.79	(1)%
Earnings from discontinued operations	$—	$—	N/A	$—	$2.01	(100)%
BASIC NET EARNINGS PER COMMON SHARE	$0.73	$0.84	(13)%	$3.75	$5.80	(35)%
DILUTED NET EARNINGS PER COMMON SHARE: (1)
Earnings from continuing operations	$0.72	$0.82	(12)%	$3.67	$3.69	(1)%
Earnings from discontinued operations	$—	$—	N/A	$—	$1.90	(100)%
DILUTED NET EARNINGS PER COMMON SHARE	$0.72	$0.82	(12)%	$3.67	$5.59	(34)%
DIVIDENDS PER COMMON SHARE	$0.7172	$0.6896	4%	$2.7860	$2.6981	3%
Diluted Weighted Average Common Shares Outstanding	2,620.9	2,695.6		2,656.7	2,740.4

COMPARISONS AS A % OF NET SALES			Basis Pt Change			Basis Pt Change
Gross margin	45.3%	48.4%	(310)	48.7%	50.0%	(130)
Selling, general and administrative expense	29.1%	30.0%	(90)	28.2%	28.5%	(30)
Operating margin	16.2%	18.3%	(210)	20.5%	21.5%	(100)
Earnings from continuing operations before income taxes	13.9%	18.2%	(430)	19.9%	20.4%	(50)
Net earnings from continuing operations	11.5%	13.7%	(220)	14.8%	15.7%	(90)
Net earnings attributable to Procter & Gamble	11.5%	13.8%	(230)	14.6%	23.6%	(900)

(1)	Basic net earnings per common share and Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Earnings Information

	Three Months Ended June 30, 2018
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) from Continuing Operations Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss) from Continuing Operations	% Change Versus Year Ago
Beauty	$3,101	10%	$711	37%	$545	41%
Grooming	1,648	(1)%	434	7%	346	8%
Health Care	1,809	4%	332	2%	218	(4)%
Fabric & Home Care	5,362	3%	910	(11)%	590	(11)%
Baby, Feminine & Family Care	4,464	(2)%	778	(13)%	485	(15)%
Corporate	119	(5)%	(876)	N/A	(294)	N/A
Total Company	$16,503	3%	$2,289	(22)%	$1,890	(14)%

	Three Months Ended June 30, 2018
	(Percent Change vs. Year Ago) (1)
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other (2)	Net Sales Growth
Beauty	4%	4%	3%	—%	3%	—%	10%
Grooming	(1)%	(1)%	2%	(3)%	1%	—%	(1)%
Health Care	4%	4%	3%	(2)%	(1)%	—%	4%
Fabric & Home Care	4%	5%	2%	(3)%	—%	—%	3%
Baby, Feminine & Family Care	—%	—%	1%	(1)%	(1)%	(1)%	(2)%
Total Company	2%	3%	2%	(2)%	—%	1%	3%

	Twelve Months Ended June 30, 2018
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) from Continuing Operations Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss) from Continuing Operations	% Change Versus Year Ago
Beauty	$12,406	9%	$3,042	19%	$2,320	21%
Grooming	6,551	(1)%	1,801	(9)%	1,432	(7)%
Health Care	7,857	5%	1,922	1%	1,283	—%
Fabric & Home Care	21,441	3%	4,191	(1)%	2,708	—%
Baby, Feminine & Family Care	18,080	(1)%	3,527	(9)%	2,251	(10)%
Corporate	497	(2)%	(1,157)	N/A	(133)	N/A
Total Company	$66,832	3%	$13,326	1%	$9,861	(3)%

	Twelve Months Ended June 30, 2018
	(Percent Change vs. Year Ago) (1)
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other (2)	Net Sales Growth
Beauty	2%	2%	2%	—%	5%	—%	9%
Grooming	—%	—%	3%	(3)%	(1)%	—%	(1)%
Health Care	3%	3%	3%	(1)%	—%	—%	5%
Fabric & Home Care	3%	4%	1%	(1)%	—%	—%	3%
Baby, Feminine & Family Care	(1)%	(1)%	1%	(1)%	—%	—%	(1)%
Total Company	1%	2%	2%	(1)%	1%	—%	3%

(1)	Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.

(2)	Other includes the sales mix impact from acquisitions and divestitures, the impact from India Goods and Services Tax implementation and rounding impacts necessary to reconcile volume to net sales.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Statements of Cash Flows
	Twelve Months Ended June 30
	2018	2017
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	$5,569	$7,102
OPERATING ACTIVITIES
Net earnings	9,861	15,411
Depreciation and amortization	2,834	2,820
Loss on early extinguishment of debt	346	543
Share-based compensation expense	395	351
Deferred income taxes	(1,844)	(601)
Gain on sale of assets	(176)	(5,490)
Change in accounts receivable	(177)	(322)
Change in inventories	(188)	71
Change in accounts payable, accrued and other liabilities	1,385	(149)
Change in other operating assets and liabilities	2,000	(43)
Other	431	162
TOTAL OPERATING ACTIVITIES	14,867	12,753
INVESTING ACTIVITIES
Capital expenditures	(3,717)	(3,384)
Proceeds from asset sales	269	571
Acquisitions, net of cash acquired	(109)	(16)
Purchases of short-term investments	(3,909)	(4,843)
Proceeds from sales and maturities of short-term investments	3,928	1,488
Pre-divestiture addition of restricted cash related to the Beauty Brands divestiture	—	(874)
Cash transferred at closing related to the Beauty Brands divestiture	—	(475)
Release of restricted cash upon closing of the Beauty Brands divestiture	—	1,870
Change in other investments	27	(26)
TOTAL INVESTING ACTIVITIES	(3,511)	(5,689)
FINANCING ACTIVITIES
Dividends to shareholders	(7,310)	(7,236)
Change in short-term debt	(3,437)	2,727
Additions to long-term debt	5,072	3,603
Reductions of long-term debt (1)	(2,873)	(4,931)
Treasury stock purchases	(7,004)	(5,204)
Impact of stock options and other	1,177	2,473
TOTAL FINANCING ACTIVITIES	(14,375)	(8,568)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	19	(29)
CHANGE IN CASH AND CASH EQUIVALENTS	(3,000)	(1,533)
CASH AND CASH EQUIVALENTS, END OF YEAR	$2,569	$5,569

(1)	Includes costs related to early extinguishment of debt of $346 and $543 in 2018 and 2017, respectively.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Condensed Consolidated Balance Sheets
	June 30, 2018	June 30, 2017
Cash and cash equivalents	$2,569	$5,569
Available-for-sale investment securities	9,281	9,568
Accounts receivable	4,686	4,594
Inventories	4,738	4,624
Prepaid expenses and other current assets	2,046	2,139
TOTAL CURRENT ASSETS	23,320	26,494
PROPERTY, PLANT AND EQUIPMENT, NET	20,600	19,893
GOODWILL	45,175	44,699
TRADEMARKS AND OTHER INTANGIBLE ASSETS, NET	23,902	24,187
OTHER NONCURRENT ASSETS	5,313	5,133
TOTAL ASSETS	$118,310	$120,406

Accounts payable	$10,344	$9,632
Accrued and other liabilities	7,470	7,024
Debt due within one year	10,423	13,554
TOTAL CURRENT LIABILITIES	28,237	30,210
LONG-TERM DEBT	20,863	18,038
DEFERRED INCOME TAXES	6,163	8,126
OTHER NONCURRENT LIABILITIES	10,164	8,254
TOTAL LIABILITIES	65,427	64,628
TOTAL SHAREHOLDERS' EQUITY	52,883	55,778
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$118,310	$120,406

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
In accordance with the SEC's Regulation G, the following provides definitions of the non-GAAP measures used in Procter & Gamble's July 31, 2018 earnings release and the reconciliation to the most closely related GAAP measure. We believe that these measures provide useful perspective on underlying business trends (i.e., trends excluding non-recurring or unusual items) and results and provide a supplemental measure of year-on-year results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measure, but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted.
The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:
Incremental Restructuring: The Company has had and continues to have an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250 - $500 million before tax. In 2012, the Company began a $10 billion strategic productivity and cost savings initiative that includes incremental restructuring activities. In 2017, we communicated details of an additional multi-year productivity and cost savings plan. This results in incremental restructuring charges to accelerate productivity efforts and cost savings. The adjustment to Core earnings includes only the restructuring costs above what we believe are the normal recurring level of restructuring costs.
Transitional Impacts of the U.S. Tax Act: In December 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the "U.S. Tax Act"). This resulted in a net charge of $602 million for the fiscal year 2018. The adjustment to Core earnings only includes this transitional impact. It does not include the ongoing impacts of the lower U.S. statutory rate on current year earnings.

Early debt extinguishment charges: In fiscal 2018 and 2017, the Company recorded after-tax charges of $243 million and $345 million, respectively, due to the early extinguishment of certain long-term debt.  These charges represent the difference between the reacquisition price and the par value of the debt extinguished.
We do not view the above items to be part of our sustainable results and their exclusion from Core earnings measures provides a more comparable measure of year-on-year results. These items are also excluded when evaluating senior management in determining their at-risk compensation.
Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of India Goods & Services Tax implementation, acquisitions, divestitures and foreign exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is also used when evaluating senior management in determining their at-risk compensation.
Core operating profit margin and currency-neutral Core operating profit margin: Core operating profit margin is a measure of the Company's operating margin adjusted for items as indicated. Currency-neutral Core operating profit margin is a measure of the Company's Core operating margin excluding the incremental current year impact of foreign exchange. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core gross margin and currency-neutral Core gross margin: Core gross margin is a measure of the Company's gross margin adjusted for items as indicated. Currency-neutral Core gross margin is a measure of the Company's Core gross margin excluding the incremental current year impact of foreign exchange. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core selling, general and administrative (SG&A) expense as a percentage of net sales and currency-neutral Core SG&A expense as a percentage of net sales: Core SG&A expense as a percentage of net sales is a measure of the Company's selling, general and administrative expenses adjusted for items as indicated. Currency-neutral Core SG&A expense as a percentage of net sales is a measure of the Company's Core SG&A expense as a percentage of net sales excluding the incremental current year impact of foreign exchange. Management believes this non-GAAP measure provides a supplemental perspective to the Company's operating efficiency over time.
Core EPS and currency-neutral Core EPS: Core earnings per share, or Core EPS, is a measure of the Company's diluted net earnings per share from continuing operations adjusted as indicated. Currency-neutral

Core EPS is a measure of the Company's Core EPS excluding the incremental current year impact of foreign exchange. Management views these non-GAAP measures as a useful supplemental measure of Company performance over time. These measures are also used when evaluating senior management in determining their at-risk compensation.
Free cash flow: Free cash flow is defined as operating cash flow less capital spending. Free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. Management views free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends and discretionary investment.
Adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of free cash flow to net earnings excluding the transitional impact of the U.S. Tax Act and the loss on early debt extinguishment. The underlying charges are non-recurring and not considered indicative of underlying earnings performance. The subsequent payments of the U.S Tax Act charge in future periods will not be considered indicative of the underlying cash flow performance. Management views adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, allocating financial resources and for budget planning purposes. The Company's long-term target is to generate annual adjusted free cash flow productivity at or above 90 percent. This measure is also used when evaluating senior management in determining their at-risk compensation.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Three Months Ended June 30, 2018
	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING	TRANSITIONAL IMPACTS OF U.S. TAX ACT	EARLY DEBT EXTINGUISHMENT	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	9,029	(428)	—	—	(1)	8,600
GROSS PROFIT	7,474	428	—	—	1	7,903
GROSS MARGIN	45.3%	2.6%	—%	—%	—%	47.9%
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE	4,797	(6)	—	—	2	4,793
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	29.1%	—%	—%	—%	(0.1)%	29.0%
OPERATING INCOME	2,677	434	—	—	(1)	3,110
OPERATING PROFIT MARGIN	16.2%	2.6%	—%	—%	—%	18.8%
INCOME TAX ON CONTINUING OPERATIONS	399	66	48	103	1	617
NET EARNINGS ATTRIBUTABLE TO P&G	1,891	368	(48)	243	(1)	2,453
EFFECTIVE TAX RATE	17.4%	(0.4)%	1.6%	1.4%	0.1%	20.1%
						Core EPS:
DILUTED NET EARNINGS PER COMMON SHARE*	0.72	0.14	(0.02)	0.09	0.01	0.94
	CURRENCY IMPACT TO CORE EARNINGS					0.01
	CURRENCY-NEUTRAL CORE EPS					0.95
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,620.9
COMMON STOCK OUTSTANDING AS OF JUNE 30, 2018	2,498.1

*	Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE VERSUS YEAR AGO
CORE GROSS MARGIN	(140)	BPS
CORE SELLING GENERAL & ADMINISTRATIVE EXPENSE AS A % OF NET SALES	(120)	BPS
CORE OPERATING PROFIT MARGIN	(30)	BPS
CORE EPS	11%
CURRENCY-NEUTRAL CORE EPS	12%

	Three Months Ended June 30
	2018	2017
Operating Profit Margin	16.2%	18.3%
Incremental Restructuring	2.6%	0.8%
Core Operating Profit Margin	18.8%	19.1%
Basis point change vs. prior year Core margin	(30)
Currency Impact to Margin	0.6%
Currency-Neutral Core Operating Profit Margin	19.4%
Basis point change vs. prior year Core margin	30

	Three Months Ended June 30
	2018	2017
Gross Margin	45.3%	48.4%
Incremental Restructuring	2.6%	0.9%
Core Gross Margin	47.9%	49.3%
Basis point change vs. prior year Core margin	(140)
Currency Impact to Margin	0.4%
Currency-Neutral Core Gross Margin	48.3%
Basis point change vs. prior year Core margin	(100)

	Three Months Ended June 30
	2018	2017
SG&A Margin	29.1%	30.0%
Incremental Restructuring	—%	0.1%
Rounding	(0.1)%	0.1%
Core SG&A Margin	29.0%	30.2%
Basis points change vs. prior period	(120)
Currency Impact to Margin	(0.1)%
Currency-Neutral Core SG&A Margin	28.9%
Basis point change vs. prior year Core margin	(130)

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Three Months Ended June 30, 2017
	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	8,299	(146)	(1)	8,152
GROSS PROFIT	7,780	146	1	7,927
GROSS MARGIN	48.4%	0.9%	—%	49.3%
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE	4,831	18	1	4,850
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	30.0%	0.1%	0.1%	30.2%
OPERATING INCOME	2,949	128	—	3,077
OPERATING PROFIT MARGIN	18.3%	0.8%	—%	19.1%
INCOME TAX ON CONTINUING OPERATIONS	725	63	1	789
NET EARNINGS ATTRIBUTABLE TO P&G	2,215	65	(1)	2,279
EFFECTIVE TAX RATE	24.8%	1.0%	—%	25.8%
				Core EPS:
DILUTED NET EARNINGS PER COMMON SHARE*	0.82	0.02	0.01	0.85
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,695.6

*	Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Twelve Months Ended June 30, 2018
	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING	TRANSITIONAL IMPACTS OF THE U.S. TAX ACT	EARLY DEBT EXTINGUISHMENT	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	34,268	(724)	—	—	(1)	33,543
GROSS PROFIT	32,564	724	—	—	1	33,289
GROSS MARGIN	48.7%	1.1%	—%	—%	—%	49.8%
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE	18,853	(15)	—	—	1	18,839
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	28.2%	—%	—%	—%	—%	28.2%
OPERATING INCOME	13,711	739	—	—	—	14,450
OPERATING PROFIT MARGIN	20.5%	1.1%	—%	—%	—%	21.6%
INCOME TAX ON CONTINUING OPERATIONS	3,465	129	(602)	103	—	3,095
NET EARNINGS ATTRIBUTABLE TO P&G	9,750	610	602	243	(1)	11,204
EFFECTIVE TAX RATE	26.0%	(0.4)%	(4.2)%	0.1%	—%	21.5%
						Core EPS:
DILUTED NET EARNINGS PER COMMON SHARE*	3.67	0.23	0.23	0.09	—	4.22
	CURRENCY IMPACT TO CORE EARNINGS					(0.05)
	CURRENCY-NEUTRAL CORE EPS					4.17
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,656.7
COMMON STOCK OUTSTANDING AS OF JUNE 30, 2018	2,498.1

*	Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE VERSUS YEAR AGO
CORE EPS	8%
CURRENCY NEUTRAL CORE EPS	6%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Twelve Months Ended June 30, 2017
	AS REPORTED (GAAP)	DISCONTINUED OPERATIONS	INCREMENTAL RESTRUCTURING	EARLY DEBT EXTINGUISHMENT	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	32,535	—	(498)	—	—	32,037
GROSS PROFIT	32,523	—	498	—	—	33,021
GROSS MARGIN	50.0%	—%	0.8%	—%	—%	50.8%
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE	18,568	—	99	—	—	18,667
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	28.5%	—%	0.2%	—%	—%	28.7%
OPERATING INCOME	13,955	—	399	—	—	14,354
OPERATING PROFIT MARGIN	21.5%	—%	0.6%	—%	—%	22.1%
INCOME TAX ON CONTINUING OPERATIONS	3,063	—	120	198	—	3,381
NET EARNINGS ATTRIBUTABLE TO P&G	15,326	(5,217)	279	345	(1)	10,732
EFFECTIVE TAX RATE	23.1%	—%	0.2%	0.5%	—%	23.8%
						Core EPS:
DILUTED NET EARNINGS PER COMMON SHARE*	5.59	(1.90)	0.10	0.13	—	3.92
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,740.4

*	Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

Organic sales growth:
The reconciliation of reported sales growth to organic sales is as follows:

April - June 2018	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other*	Organic Sales Growth
Beauty	10%	(3)%	—%	7%
Grooming	(1)%	(2)%	—%	(3)%
Health Care	4%	(3)%	—%	1%
Fabric & Home Care	3%	(2)%	1%	2%
Baby, Feminine & Family Care	(2)%	(1)%	1%	(2)%
Total Company	3%	(2)%	—%	1%

FY 2018	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other*	Organic Sales Growth
Total Company	3%	(2)%	—%	1%

Total Company	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact*	Organic Sales Growth
FY 2019 (Estimate)	0% to +1%	About (2%)	+2% to +3%

*
Acquisition & Divestiture Impact/Other also includes the mix impacts of acquisitions and divestitures, the impact of India Goods and Services Tax implementation in FY 2018 and rounding impacts necessary to reconcile net sales to organic sales.

Core EPS and currency-neutral Core EPS:

Total Company	Diluted EPS Growth	Impact of Change in Non-Core Items*	Core EPS Growth
FY 2019 (Estimate)	+16% to +23%	(13%) to (15%)	+3% to +8%

*
Includes impact of loss on early extinguishment of debt and impact of U.S. Tax Act in 2018, year over year changes in incremental non-core restructuring charges and gain on PGT Health Care joint venture dissolution in 2019.

Free cash flow (dollars in millions):

Three Months Ended June 30, 2018
Operating Cash Flow	Capital Spending	Free Cash Flow
$4,199	$(907)	$3,292

Twelve Months Ended June 30, 2018
Operating Cash Flow	Capital Spending	Free Cash Flow
$14,867	$(3,717)	$11,150
Adjusted free cash flow productivity (dollars in millions):

Three Months Ended June 30, 2018
Net Earnings	Adjustments to Net Earnings (1)	Adjusted Net Earnings	Free Cash Flow	Adjusted Free Cash Flow Productivity
$1,890	$195	$2,085	$3,292	158%

Twelve Months Ended June 30, 2018
Net Earnings	Adjustments to Net Earnings (1)	Adjusted Net Earnings	Free Cash Flow	Adjusted Free Cash Flow Productivity
$9,861	$845	$10,706	$11,150	104%

(1)	Adjustments to Net Earnings relate to the transitional impact of the U.S. Tax Act and the loss on early debt extinguishment.